EXHIBIT 99.2
                                                            COMMERCE GROUP CORP.
                                 6001                         North        91st
                                                                        Street,
                                                               Milwaukee,     WI
                                                               53225-1795
                                                               414/462-5310  Fax
                                                               414/462-5312
                                                               AND/OR
                                                               COMMERCE/SANSEB
                                                               JOINT     VENTURE
                                                               (Joint Venture)
                                  AND/OR HOMESPAN REALTY CO., INC. (Homespan)
                                               AND/OR ECOMM GROUP INC. (Ecomm)
                                          AND/OR SAN LUIS ESTATES, INC. (SLE)
                                AND/OR SAN SEBASTIAN GOLD MINES, INC. (Sanseb)
                                       AND/OR UNIVERSAL DEVELOPERS, INC. (UDI)
                                               ALL LOCATED AT THE SAME ADDRESS


May 14, 2001


Mr. Edward L. Machulak
903 West Green Tree Road
River Hills, Wisconsin  53217

Dear Mr. Machulak:

At today's Commerce Group Corp. (Commerce) Directors' meeting, the Directors were informed about the confirmation and status letter you requested from Commerce and its affiliates to establish and confirm the amount due and the collateral pledged to Edward L. Machulak (ELM) as an individual and not as a Director or Officer of Commerce or its subsidiaries or as the authorized designee of the Joint Venture as of Commerce's fiscal year ended March 31, 2001. Today, Commerce's Directors approved, ratified and confirmed the contents of this letter and authorized me to authenticate and confirm the outstanding obligations due to ELM and the collateral pledged to ELM as of Commerce's fiscal year ended March 31, 2001, which are as follows:

1.       Promissory Notes and Other Obligations

         a. An open-ended, secured, on-demand promissory note (Note) dated October 1, 1989 in which all of the prior promissory notes were consolidated into this single Note amounted to $490,217.19 as of that date. All future advances and interest, not paid, are added to this Note. This Note, together with cash and other advances and interest as of March 31, 2001, amounts to
                  $3,676,503.17. This Note bears interest, payable monthly, at the rate of 2% over the prime rate  established  from time to time by the First
 National Bank of Chicago,  Chicago,  Illinois,
                  (now Bank One),  but not less than 16% per annum
(Schedule of Principal and Interest as of March
                  31, 2001, Exhibit A). Commerce is no longer issuing monthly promissory notes for the payment of interest, etc., but pursuant to our understanding, Commerce is adding these liabilities or deducting any payments to the current open-ended outstanding promissory note(s).


         b. In addition, Commerce owes ELM the sum of $2,279,015.00, which is due for unpaid and accrued salaries for a period of twenty (20) years beginning on April 1, 1981 through March 31, 2001.
                  Commerce further acknowledges that ELM's monthly salary for twenty (20) years is computed as follows: eleven years at $67,740 annually ($745,140); four years and six months at $114,750 annually ($516,375); and four years and six months at $165,000 annually ($742,500). In addition, the Directors adopted a resolution on October 20, 2000 to compensate ELM for vacation pay at the rate of one month for each year of service, beginning on April 1, 1981 through March
                  31, 2001, which amounts to twenty months of pay at $13,750.00 a month, for a total of $275,000.

         c. To infuse funds into Commerce, Commerce borrowed ELM's Commerce shares and ELM sold these shares as designee for Commerce's benefit with Commerce receiving all of the proceeds. For these share loans, Commerce has agreed to pay ELM interest at the rate of prime plus 3%, payable monthly with Commerce's restricted common shares and based on the Commerce shares due to ELM. Interest is also due and payable monthly with Commerce's restricted common shares for the shares pledged by ELM as collateral to others, all for the Company's interest and benefit.
                  All share loans and interest are to be paid annually on March 31 of each year. An accounting of the Commerce common shares due and/or paid to ELM as of March 31, 2001, pursuant to a series of Director-approved, open-ended, on-demand loan and promissory note agreements by and between
                  Commerce and ELM dated April 1, 1990, May 17, 1989, October 14, 1988 and June 20, 1988, and for
                  certain continuous loans and/or pledges of ELM's se curities that have taken place and continue to occur during the fiscal year ended March 31, 2001 is as follows:

                    1.     Share loans
                                            110,000
                    2. Interest shares due on shares pledged to banks for an open line of credit

                                                       0
                    3.     Interest shares due on shares sold for the benefit
of Commerce                        984

                                              ------  ---
                           Total Commerce common shares paid and issued as of
 March 31, 2001 to ELM

                                              110,984

                  Therefore, there were no shares due to ELM for share loans or share interest as of March 31, 2001.

         d. Reference is made to four Director-approved, open-ended loan agreements dated June 20, 1988, October 14, 1988, May 17, 1989 (Exhibits B, C and D of the April 12, 1993, confirmation letter) and April 1, 1990 (Exhibit 2 of the April 9, 1990 confirmation letter).

         e. On October 23, 1993, in order to comply with the El Salvador Government's minimum capital requirements, the shareholders of Mineral San Sebastian S.A. de C.V. (Misanse) voted to increase Misanse's capitalization from 119,500 colones to 260,000 colones. This was accomplished via a shareholders' rights offering on the basis of purchasing one share for each share owned with the rights expiring on December 10, 1993. According to Misanse's by-laws, the rights not exercised would be offered proportionately to the shareholders who did exercise their rights.

                  In addition to the rights offering, the shareholders authorized the sale of 210 additional common shares to the following: ten shares to each of the four officers/directors (40 shares), five shares to each of the remaining six directors (30 shares), three shares to each of the ten supplemental directors (30 shares), (the President and the Secretary of the Company, who are directors of Misanse, had the right and they purchased ten and three shares respectively), and 110 shares were sold to the Company over and above the amount of shares it was entitled to by the rights offering so that it would retain its 52% ownership. When the Company obtained the concession in 1987, it agreed with the El Salvador Minister of Economy's office not to increase its 52% ownership of Misanse. Therefore, after the rights offering, the Company owned approximately 52%.

                  On the closing date of December 10, 1993 of this rights offering, there were 264 shares that were not subscribed and purchased. The Company would have been entitled to purchase 137 shares (264 x 52%). However, the Company had been prohibited to purchase these shares as it would have exceeded its 52% ownership of Misanse shares. The 137 shares were acquired by ELM with prior approval of Commerce's directors. He acquired an additional four shares by virtue of his proportionate ownership. A Misanse Director-approved drawing was held to sell the unsubscribed shares. In order to close the sales, 52 shares were purchased by ELM which he agreed in writing to hold these shares in escrow for a period of one year for the purpose of providing certain El Salvador Misanse shareholders time to obtain funds to purchase these shares at his cost. None were purchased by the Misanse shareholders.

         During June 1995, ELM personally purchased an additional 264 Misanse common shares from a Misanse shareholder in an arms-length transaction. Therefore ELM presently owns a total of 467 Misanse common shares or approximately 17.96% of the total 2,600 Misanse common shares issued and outstanding.



  2.     Collateral Pledged to ELM

         The collateral specifically pledged to ELM is as follows:

         a. A Collateral Pledge Agreement dated October 14, 1981 granted to ELM by Commerce pledging the following collateral:
                  2,002,037 shares of Sanseb common stock, par value $0.10 per share and 1,346 shares of Mineral San Sebastian, S.A. de C.V. common stock, par value one hundred colones per share. The shares pledged are as follows: the 618 shares originally owned by Commerce, and the 618 shares plus 110 shares purchased from the October 23, 1993 Misanse rights offering. Reference is made to Exhibit 4 included in the April 9, 1990 confirmation letter.

         b. A Collateral Pledge Agreement dated February 24, 1983, by Commerce, SLE and UDI collectively and individually, pledging the following collateral:

                  300 shares of no par value common shares of Homespan (formerly known as Trade Realty Co., Inc.), Certificate No. 7 dated January 21, 1974, being 100% of its issued and outstanding shares. Homespan and Commerce agree that no additional shares of Homespan will be issued as long as there are any obligations due to ELM; 1,800 shares of no par value (UDI) capital stock Certificate No. 17 dated September 15, 1972, representing 100% of the shares issued and outstanding. UDI and Commerce agree that no additional shares of UDI will be issued as long as there are any outstanding obligations due to ELM. Reference is made to Exhibit 5 included in the April 9, 1990 confirmation letter.

         c. Collateral Pledge Agreement dated July 13, 1983 granted to General Lumber & Supply Co., Inc.
                  (GLSCO) and ELM by Commerce, SLE, and UDI, individually and collectively, pledging the following collateral:

                  419,000 shares of fully paid and nonassessable shares with a par value of $.05 each of the capital stock of International Property Exchange, Inc. (IPE), formerly known as Capital Funding & Development Corp., Certificate 2885 dated June 30, 1983; and it was verified during Commerce's fiscal year ended March 31, 2000, that the State of Nevada IPE Charter was cancelled because IPE did not comply with the Secretary of the State of Nevada annual filing requirements.

                  One voting membership certificate of San Luis Valley Irrigation Well Owners, Inc., Membership
                  Certificate No. 871, dated November 27, 1979;

                  Certificate No. 312, Membership No. 871, consisting of .001447 units of Augmentation Plan
                  Number One of San Luis Valley Irrigation Well Owners, Inc. dated February 8, 1980;

                  100 common shares of $0.10 par value, Piccadilly (now Ecomm), Certificate No. 1, dated July 23, 1974. Ecomm and Commerce agree that no additional shares of Ecomm will be issued as long as there are any outstanding obligations due to ELM. Reference is made to Exhibit 6 included in the April 9, 1990 confirmation letter.

         d. A Deed of Trust dated November 3, 1983 by and between Homespan, as party of the first part, and
                  Ronald K. Carpenter, Esq. (Trustee), as party of the second part, for the benefit of ELM and
                  GLSCO, as party of the third part. The Deed of Trust is in favor of ELM and GLSCO and is open-ended  to secure  the  promissory  note(s)  due to
 ELM and GLSCO and to  further  secure any
                  future obligations that Commerce or Homespan may incur from them. This Deed of Trust is issued to Ronald K. Carpenter, Esq., Trustee for the benefit of ELM and GLSCO and is a first lien on the 331-acre Standing Rock Campground located in Camdenton, Missouri. The Deed of Trust was recorded on November 5, 1984 in Camden County, Missouri at 1:24 p.m. in Book 122, Page 200.
                  Reference is made to Exhibit 7 included in the April 9, 1990 confirmation letter. On August
                  14, 2000, with the Directors' approval,  this property,
 via an agreement,  was conveyed to GLSCO
                  in  consideration  of the  cancellation  of  $1,249,050
of debt  owed  to  GLSCO  and for  other
                  consideration contained in the said agreement.

         e. Two Deeds of Trust to a Colorado Public Trustee granted by SLE to ELM are described as follows:

                  A Deed of Trust dated March 20, 1984, consisting of four lots in the San Luis North Estates Subdivision, Costilla, Colorado, and recorded at 9:01 a.m. on August 2, 1984, in Book 238, Page 600, Reception No. 157128;

                  A Deed of Trust dated October 4, 1982, consisting of six parcels of land in the San Luis North Estates Subdivision, Costilla, Colorado, and recorded at 8:40 a.m. on October 6, 1982, in Book 228, Pages 300-301, Reception No. 148981.
                  Reference is made to Exhibit 8 included in the April 9, 1990 confirmation letter. All ten lots were conveyed with the Directors' approval to the Sylvia Machulak Rollover Individual Retirement Account (SM RIRA) on October 3, 2000, in consideration of a partial cancellation of debt due from Commerce to the SM RIRA.

         f. GLSCO, ELM, the Edward L. Machulak Rollover Individual Retirement Account (ELM RIRA) and the
                  SM RIRA collectively and individually identified as the lender(s), have been assigned on
                  October 19, 1987, all of the rights, titles, claims, remedies and interest in the Joint
                  Venture, and to the mine concession granted by the Government of El Salvador to Misanse on July
                  23, 1987,  and  thereafter  from time to time  amended,
 and which  Misanse then  assigned to the
                  Joint Venture on September 22, 1987. This collateral specifically includes all of the San
                  Sebastian Gold Mine precious metal ore reserves. Commerce and the Joint Venture have the right to assign this and any subsequent concession agreement . Reference is made to Exhibit 9 included in the April 9, 1990 confirmation letter. Effective February 1996, the Government of
                  El Salvador approved a revised version of the mining law. Therefore, Commerce applied for the
                  San Sebastian Gold Mine mining concession applicable to this mining law. This concession is subject to compliance requirements which have been presented to the El Salvador Director of
                  Mines and Hydrocarbons. Therefore, it is clearly understood that this concession, and all of the rights thereunder, in addition to the concession granted on July 23, 1987, together with all of the precious metal ore reserves, is pledged as collateral to the above named parties.

         g. An interest with GLSCO in filing financing statements under the Uniform Commercial Code by an assignment and pledge of all corporate assets, such as but not limited to the property of
                  Commerce, Joint Venture, SLE, and Homespan, wherever located, now owned or hereafter acquired is as follows: all accounts, all land contract receivables, contract rights, instruments and chattel paper; all inventory, all jewelry and precious stones, and all documents relating to inventory, including all goods held for sale, lease or demonstration, to be furnished under contracts of service, and raw materials, work in process and materials and supplies used or consumed in the business of Commerce, Commerce/Sanseb Joint Venture, SLE, and Homespan; all
                  office  furniture,  fixtures  and all other  equipment;
 all general  intangibles,  all stock and
                  securities of any kind, and all rights, titles and interest in the Commerce Group Corp./San
                  Sebastian Gold Mines, Inc. Joint Venture, and all additions and accessions to, all spare and repair parts, special tools, equipment and replacements for all returned or repossessed goods the sale or lease of which gave rise to, and all proceeds and products of the foregoing.
                  Reference is made to the Uniform  Commercial  Code filing,
 Exhibit 10,  included in the April 9,
                  1990 confirmation letter and the renewed UCC-1 filing on December 17, 1996, Exhibit B, included in the April 14, 1997 confirmation letter.



         h. Commerce and Sanseb agree that ELM has as collateral, the assignment and pledge of all of their rights, titles, claims, remedies, and interest whatsoever in the Joint Venture which was formed on September 22, 1987. In the event of default, whatever interest Commerce and Sanseb have in the Joint Venture will be transferred to ELM and it will include whatever assets are owned by the Joint Venture, including, but not limited to the precious metal ore reserves. Reference is made to Exhibit C included in the April 8, 1991 confirmation letter.

3.       Cross Pledge Collateral Agreement

         GLSCO, ELM, the ELM RIRA and the SM RIRA individually are entitled to specific collateral that has been pledged to them by Commerce, its subsidiaries, affiliates and the Joint Venture. Upon default by Commerce, or its subsidiaries or affiliates or the Joint Venture, GLSCO, ELM, the ELM RIRA and the SM RIRA have the first right to the proceeds from the specific collateral pledged to each of them. Commerce, its subsidiaries, affiliates, and the Joint Venture also have cross-pledged the collateral without diminishing the rights of the specific collateral pledged to each of the following: GLSCO, ELM, the ELM RIRA and the SM RIRA. The purpose and the intent of the cross pledge of collateral is to assure GLSCO, ELM, the ELM RIRA and the SM RIRA, that each of them would be paid in full; thus, any excess collateral that would be available is for the purpose of satisfying any debts and obligations due to each of the named parties. The formula to be used (after deducting the payments made from the specific collateral) is to total all of the debts due to GLSCO, ELM, the ELM RIRA and the SM RIRA, and then to divide this total debt into each individual debt to establish each individual's percentage of the outstanding debt due. This percentage then will be multiplied by the total of the excess collateral to determine the amount of proceeds derived from the excess collateral and then the amount due to each of them would be distributed.

4.       Bonus

         On February 16, 1987, by a Consent Resolution of all of the Directors, ELM was awarded as a bonus compensation, the following: for a period of 20 years, commencing the first day of the month following the month in which Commerce begins to produce gold from its El Salvadoran gold mining operations, Commerce will pay annually to ELM, 2% of the pre-tax profits earned from these operations. Reference is made to Exhibit 11 included in the April 9, 1990 confirmation letter.




5.       Cancellation of Inter-Company Debts Upon Default

         Since part of the collateral pledged to GLSCO, ELM, the ELM RIRA and the SM RIRA is the common stock of Homespan, Ecomm, Sanseb, SLE, Misanse, UDI and the interest in the ownership of the Joint Venture, Commerce agreed, upon default of the payment of principal or interest to any of the individual lender(s) mentioned herein, that it will automatically cancel any inter-company debts owed to Commerce by any of its wholly-owned subsidiaries or affiliates or the Joint Venture at such time as any of the stock or Joint Venture ownership is transferred to the collateral holders as a result of default of any promissory note.

6.       Guarantors

         This agreement further confirms that Commerce and all of the following are guarantors to the loans made by ELM to Commerce: Joint Venture, Homespan, Ecomm, SLE, Sanseb and UDI. They jointly and severally guarantee payment of the note(s) that were issued to ELM and also agree that these note(s) may be accelerated in accordance with the provisions contained in the agreement and/or any collateral or mortgages securing these notes. Also, Commerce, all of its subsidiaries and the Joint Venture agree to the cross pledge of collateral for the benefit of GLSCO, ELM, the ELM RIRA and the SM RIRA. Reference is made to Exhibit 12 included in the April 9, 1990 confirmation letter.

7.        Re-Execution Agreement

         In the event ELM deems that it is necessary or advisable for him to have Commerce re-execute any document(s) entered into, including, but not limited to the promissory note or collateral agreement, Commerce will re-execute such document(s) reasonably required by ELM. Commerce also acknowledges that Commerce may be liable to pay certain costs related to any of the transactions entered into with ELM. If at a later date ELM determines that an error has been made in the payment of such costs to him then he may demand payment and Commerce does hereby agree to make such payment forthwith. All requests for corrections of any errors and/or payment of costs shall be complied with by Commerce within seven (7) days of ELM's written request. The failure of Commerce to comply with Commerce's obligation hereunder shall constitute a default and shall entitle ELM to the remedies available for default under any provisions of the agreements including, but not limited to the promissory note and/or the collateral pledge agreement.




8.       Omissions

         Commerce believes that it has included all of its obligations, monies due and has listed all of the collateral due to ELM, however, since these transactions have taken place over a long period of time in which changes could have taken place, it is possible that inadvertently some item(s), particularly collateral, could have been omitted. If that should prove to be a fact, then Commerce, the Joint Venture, Homespan, Ecomm, SLE, Sanseb, and UDI agree that those omissions of collateral, if any, are meant to be included as collateral with this confirmation and agreement.

9.       Real Estate Ownership Adjacent to San Sebastian Gold Mine, Inc. (SSGM)

         Commerce acknowledges that ELM personally owns the real estate adjacent to and bordering the north boundary line of the SSGM located in the Republic of El Salvador, Central America, and that Comseb is performing certain exploration and exploitation on this property. These costs are to be payable by an offset to the amounts due to ELM. (Reference is made to Exhibit B, "Concesion de Exploracio El Paraiso" - plat map that identifies the ELM (Macay) "92.13 Hectareas," in the April 13, 1998 confirmation letter).

If you are in agreement with the contents of this letter, please sign below and return one copy to Commerce.

Very truly yours,

COMMERCE GROUP CORP.


/s/  Edward A. Machulak
Edward A. Machulak
Secretary

The contents of this letter are agreed by the following:

COMMERCE/SANSEB JOINT VENTURE       HOMESPAN REALTY COMPANY, INC.
as Guarantor (Joint Venture)                    as Guarantor (Homespan)

/s/  Edward L. Machulak                              /s/  Edward L. Machulak
------------------------------------        ------------------------------------
By:  Edward L. Machulak, Auth. Designee    By:  Edward L. Machulak, President


ECOMM GROUP INC.                            SAN LUIS ESTATES, INC.
as Guarantor (Ecomm)                                 as Guarantor (SLE)

/s/  Edward A. Machulak                              /s/  Edward L. Machulak
------------------------------------        ------------------------------------
By:  Edward A. Machulak, President          By:  Edward L. Machulak, President


SAN SEBASTIAN GOLD MINES, INC.              UNIVERSAL DEVELOPERS, INC.
as Guarantor (Sanseb)                                as Guarantor (UDI)

/s/  Edward L. Machulak                              /s/  Edward L. Machulak
------------------------------------        ------------------------------------
By:  Edward L. Machulak, President          By:  Edward L. Machulak, President


Accepted by:

/s/  Edward L. Machulak
------------------------------------
Edward L. Machulak, as an Individual and not as a Director or Officer of any of the Corporations mentioned in this letter.
Date:  May 14, 2001

                                              Exhibit A to Exhibit 99.2
                     (Schedule of Principal and Interest as of March 31, 2001
                    has been purposely omitted as it only reflects
                       the calculations of the principal and interest.)